PRESS RELEASE

China BAK Reports First Quarter Fiscal Year 2009 Financial Results, Cost-cutting
Efforts and Updated Revenue Guidance

Shenzhen, China – January 23, 2009 – China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the first quarter of fiscal year 2009 (“FY09”).

Recent Achievements and Highlights

•	Net revenue remained strong in the midst of the global financial crisis and recession; gross margin remained at a similar level to our previous fiscal quarter;
•
Cylindrical (notebook) cells revenue continued to be robust, accounting for 27% of total revenue; prismatic cells revenue continued to grow and reflect further penetration of the China OEM cellular phone market;

•	A number of cost-cutting steps were taken and at least $1.5 million of operating expense reduction per quarter is expected for the coming quarters.

First Quarter FY09 Financial Results

Net revenues for the first quarter of FY09 were $68.1 million, down 6.4% from $72.7 million last quarter, and up 29.0% from $52.8 million in the same quarter of last year.

Revenues from cylindrical cells used in notebook computers were $18.4 million, down 6.5% from $19.7 million last quarter and up 615.7% from $2.6 million in the same quarter of last year. Market demand from notebook computer manufacturers weakened slightly due to the global financial crisis and recession.

Revenues from prismatic cells, including aluminum-case cells, steel-case cells and battery packs, were $45.8 million, up 1.7% from $45.0 million last quarter and up 2.1% from $44.8 million in the same quarter of last year. Revenues from aluminum-case cells were $37.3 million, up 3.6% from $36.0 million last quarter and up 24.0% from $30.1 million in the same quarter of last year. Revenues from battery packs were $5.4 million, up 0.2% from $5.4 million last quarter and up 8.1% from $5.0 million in the same quarter of last year. Revenues from steel-case cells were $3.1 million, down 15.1% from $3.6 million last quarter, and down 68.3% from $9.8 million in the same quarter of last year. We started to phase out the production of steel-case cells in the quarter, so revenue from steel-case cells is expected to be minimal in coming quarters.

Revenues from lithium polymer cells, used in personal electronic devices such as personal digital assistants (PDAs), MP3 players and Bluetooth devices, were $3.9 million in the first quarter of FY09, down 51.2% from $8.0 million last quarter, and down 27.4% from $5.4 million in the same quarter of last year. Market demand from our largely U.S.-based lithium polymer cell customers weakened due to the financial crisis and recession.

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Gross profit for the first quarter of FY09 was $10.6 million, down 7.7% from $11.5 million last quarter and up 49.1% from $7.1 million in the same quarter of last year. Gross margin was 15.6%, compared to 15.8% last quarter and 13.5% in the same quarter of last year. The slight decrease in gross margin from the previous quarter was the result of lower average selling prices offset mostly by lower average costs. The increase in gross margin from the previous year’s first fiscal quarter was attributable to improvements in our product mix and increased average selling prices, which outweighed the impact of average cost increases.

Operating expenses totaled $9.8 million or 14.4% of revenues in the first quarter of FY09, as compared to $8.4 million or 11.6% of revenues last quarter and $6.9 million or 13.1% of revenues in the same quarter of last year. Research and development expenses were $1.4 million or 2.1% of revenues, as compared to $1.7 million or 2.3% of revenues last quarter and $1.3 million or 2.5% of revenues in the same quarter of last year. Sales and marketing expenses were $1.6 million or 2.3% of revenues, as compared to $1.6 million, or 2.2% of revenues last quarter and $1.3 million or 2.6% of revenues in the same quarter of last year. General and administrative expenses were $6.8 million or 9.9% of revenues, as compared to $5.1 million or 7.1% of revenues last quarter and $4.2 million or 8.0% of revenues in the same quarter of last year. The $6.8 million number includes nearly $3 million of bad debt expense, most of which was related to delayed collection of accounts receivable relating to the timing of the Chinese New Year holiday.

Operating income for the first quarter of FY09 was $0.8 million, as compared to $3.0 million last quarter and $0.2 million in the same quarter of last year.

Net loss was $1.7 million in the first quarter of FY09, as compared to net income of $1.5 million last quarter and net loss of $0.9 million in the same quarter of last year. Diluted earnings per share were negative $0.03 compared with $0.03 per diluted share last quarter and negative $0.02 per diluted share in the same quarter of last year.

For the first quarter of FY09, Days Sales Outstanding (“DSO”) decreased to 103 as compared to 104 last quarter; and inventory turns increased to 3.64 from 3.6 last quarter.

Financial Condition

On December 31, 2008, China BAK had $37.2 million in cash and cash equivalents and negative $18.3 million in working capital, reflecting a current ratio of 0.92:1. Short-term bank loans and long-term bank loans totaled $172.2 million as compared to $170.1 million on September 30, 2008. Shareholders’ equity totaled $166.3 million. China BAK had $24.1 million available for borrowing under its credit facilities.

Cost-Cutting Efforts

In Q1FY09, China BAK initiated a number of actions to cut down cost and expenses. These included reduction in total headcount, work hours for hourly workers, and compensation packages for salaried employees, including senior executives. Employees were also required to take unpaid leaves and will be required to take longer holiday leaves during the Chinese New Year holiday. In addition, we are suspending prismatic cell production for the month of January 2009 to reduce inventory and to lower energy costs. All these measures are expected to bring at least $1.5 million reduction in operating expenses per quarter for the rest of FY09.

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Business Outlook

“We are pleased to see stable revenue and gross margin this quarter. Revenues from cylindrical cells remained strong, and revenues from prismatic cells continued to grow. This performance is remarkable in light of the difficult market situation. However, the crisis has affected many markets our customers serve. Looking at weakened demand from our customers, we feel it necessary to take a more cautious look at our revenue guidance for FY09. We now expect FY09 revenue to fall in the range of $270 million to $300 million, which, at the midpoint of the range, will represent a 16% growth from FY08 levels,” commented Mr. Xiangqian Li, CEO of China BAK.

“In the face of such a challenging environment, we will continue to exercise prudent and disciplined management. With cost-cutting measures we initiated last quarter and more to be adopted in the coming months, we expect to achieve operating expense reductions totaling at least $1.5 million per quarter for the rest of FY09,” commented Mr. Tony Shen, CFO of China BAK.

Conference Call

China BAK will host a conference call at 7:00 p.m. ET on Friday, January 23, 2009 to discuss results for the first quarter of FY09 ended December 31, 2008. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer and Dr. Huanyu Mao, Chief Operating Officer and Chief Technology Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 888-482-0024. International callers should dial 617-801-9702. The pass code for the call is 525 335 07. If you are unable to participate in the call at this time, a replay will be available from 9:00 p.m. ET on Friday, January 23, 2009 through 9:00 p.m. ET, Friday, February 6, 2009. To access the replay, please dial 888-286-8010. International callers should dial 617-801-6888. The pass code for the replay is 63 938 928. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK’s website for 90 days.

About China BAK Battery Inc.

China BAK Battery Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.'s 3.0 million square foot facilities are located in Shenzhen and Tianjin, PRC, and have been recently expanded to produce new products.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2008, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

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China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended December 31, 2007, September 30, 2008 and December 31, 2008
 (Amounts in thousands, except per share data)

	Three Months Ended
	December 31, 2007	September 30, 2008	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$52,787	$72,738	$68,090
Cost of revenues	(45,681)	(61,257)	(57,497)
Gross profit	7,106	11,481	10,593
Operating expenses:
Research and development costs	(1,319)	(1,688)	(1,417)
Sales and marketing expenses	(1,348)	(1,568)	(1,599)
General and administrative expenses	(4,238)	(5,185)	(6,760)
Total operating expenses	(6,905)	(8,441)	(9,776)
Operating income	201	3,040	817
Finance costs, net	(2,223)	(3,643)	(2,840)
Government grant income	901	397	102
Other income	42	683	6
Income / (loss) before income taxes	(1,079)	477	(1,915)
Income taxes benefit	139	995	176
Net income / (loss)	$(940)	$1,472	$(1,739)
Other comprehensive income
- Foreign currency translation adjustment	3,770	1,241	160
Comprehensive income	$2,830	$2,713	$(1,579)
Net income / (loss) per share:
Basic	$(0.02)	$0.03	$(0.03)
Diluted	$(0.02)	$0.03	$(0.03)
Weighted average shares outstanding:
Basic	51,425	54,511	56,958
Diluted	52,378	54,971	56,958

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China BAK Battery Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2008 and December 31, 2008
(Amounts in thousands)

	December 31,	September 30,
	2008	2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$37,209	$35,707
Pledged deposits	6,114	4,449
Trade accounts receivable, net	81,292	82,740
Inventories	66,812	67,583
Prepayments and other receivables	12,328	4,463
Deferred tax assets	2,065	1,720
Total current assets	205,820	196,662

Property, plant and equipment, net	208,494	195,435
Lease prepayments, net	32,062	31,782
Intangible assets, net	200	161
Deferred tax assets	6	7
Total assets	$446,582	$424,047

Liabilities
Current liabilities
Short-term bank loans	$112,129	$105,598
Current maturities of long-term bank loans	13,192	8,800
Accounts and bills payable	77,888	57,487
Accrued expenses and other payables	20,930	21,581
Total current liabilities	224,139	193,466

Long-term bank loans, less current maturities	46,904	55,732
Deferred income	7,622	7,685
Other Long-term payables	1,442	-
Deferred tax liabilities	164	92
Total liabilities	280,271	256,975
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 57,676,481 and 57,680,231 issued and outstanding as of September 30, 2008 and December 31, 2008, respectively	58	58
Donation Shares	14,102	14,102
Additional paid-in-capital	98,104	97,286
Statutory reserves	7,227	6,918
Retained earnings	25,581	27,629
Accumulated other comprehensive income	25,306	25,146
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	166,311	167,072
Total liabilities and shareholders’ equity	$446,582	$424,047

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China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months ended December 31, 2007, September 30, 2008 and December 31, 2008
 (Amounts in thousands)

	Three Months Ended,
	December 31, 2007	September 30, 2008	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net income / (loss)	$(941)	$1,472	$(1,739)
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Depreciation and amortization	2,782	4,014	3,627
Addition of bad debt expense(Recovery)	1,202	(244)	2,347
Provision for obsolete inventories	79	496	(550)
Share-based compensation	842	1,246	818
Deferred income taxes	(196)	(951)	(271)
Deferred revenue	-	(282)	(58)
Exchange loss	-	(182)	704
Loss on disposal of Property, plant and equipment	-	5	-
Changes in operating assets and liabilities:
Trade accounts receivable	(7,159)	2,502	(956)
Inventories	(1,120)	376	1,278
Prepayments and other receivables	(11,614)	3,823	(7,859)
Accounts and bills payable	10,423	(1,805)	20,175
Accrued expenses and other payables	1,012	1,518	3,662
Net cash provided by / (used in ) operating activities	$(4,688)	$11,988	$21,178

Cash flow from investing activities
Purchases property, plant and equipment	(9,159)	(16,672)	(19,528)
Payment of lease prepayment	(21)	(1,779)	(466)
Purchases of intangible assets	(31)	(7)	(58)
Proceeds from disposal of Property, plant and equipment	-	465	-
Net cash used in investing activities	$(9,211)	$(17,993)	$(20,052)

Cash flow from financing activities
Proceeds from borrowings	45,077	40,216	84,077
Repayment of borrowings	(26,911)	(46,026)	(81,883)
(Increase)/ decrease in pledged deposits	362	1,829	(1,663)
Proceeds from issuance of capital stock	14,006	15,233	-
Net cash provided by financing activities	$32,533	$11,252	$530

Effect of exchange rate changes on cash and cash equivalents	694	216	(153)
Net (decrease) / increase in cash and cash equivalents	19,328	5,463	1,502
Cash and cash equivalents at the beginning of the period	14,197	30,244	35,707
Cash and cash equivalents at the end of the period	$33,524	$35,707	$37,209

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